Exhibit 5.1

Grant Thornton LLP Suite 900 833 - 4th Avenue SW Calgary, AB T2P 3T5 T (403) 260-2500 F (403) 260-2571 www.GrantThornton.ca

U.S. Securities and Exchange Commission

Re: Compton Petroleum Corporation

We have issued our reports dated February 24, 2011 with respect to the consolidated financial statements and internal control over financial reporting including in the Annual Report on Form 40-F for the year ended December 31, 2010 of Compton Petroleum Corporation, which are incorporated by reference in the Form F-10 of Compton Petroleum Corporation (File No. 333-175213) (the “Registration Statement”).

We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Auditors, Transfer Agent and Registrar.”

/s/ Grant Thornton LLP

Chartered Accountants
Calgary, Canada
August 10, 2011